Exhibit 10.6

EXPLORATION PROGRAM AGREEMENT

THIS EXPLORATION PROGRAM AGREEMENT (this "Agreement") is made and entered into effective as of the 11th day of March, 2014 (the "Effective Date") by and between Coeur Explorations, Inc., an Idaho corporation ("Coeur"), and Idaho North Resources Corporation, an Idaho corporation authorized to conduct business in the state of Nevada ("IDAH"). Coeur and IDAH are sometimes collectively referred to herein as the "Parties" and individually as a "Party."

RECITALS

A.                 The Parties have identified potential mining opportunities on lands in the State of Nevada within a defined area of interest in the Tonopah Mining District, Divide Mining District, and Klondike Mining District, as defined herein and on Exhibit A attached hereto (the "Exploration Program Area of Interest").

B.                 IDAH owns or controls certain mining claims identified on Exhibit B attached hereto that are located within the Exploration Program Area of Interest (the "IDAH Property").

C.                 The Parties wish to form an exploration alliance and define the terms of such exploration alliance (the "Exploration Program") whereby the Parties participate in the exploration of the Exploration Program Area of Interest.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.                  Certain Definitions.

"Affiliate" means any person, partnership, limited liability company, joint venture, corporation, or other form of enterprise, which Controls, is Controlled by, or is under common Control with, a Party.

"Confidential Information" means all non-public or proprietary information, Data, knowledge and know-how regarding the terms of this Agreement, the Exploration Program Area of Interest, the IDAH Property, the Exploration Program, the business, interests and operations of either Party or its Affiliates and their respective Personnel (as the "Disclosing Party"), disclosed or made available to the other (as the "Receiving Party") or to any of its Personnel (collectively, "Representatives"), disclosed before, on, or after the Effective Date, whether disclosed orally or disclosed or accessed in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as "confidential" or "proprietary" including, without limitation, the following: (a) all information concerning past, present and future commercial, legal and financial information and materials including, without limitation, strategic planning, financial condition, personnel information pe1iaining to a Party's employees or consultants, policies, procedures, methods,

EXPLORATION PROGRAM AGREEMENT

trade secrets, intellectual property, ideas, discoveries, facilities, products, plans, organizations, or suppliers; and a Party's own analyses, interpretations, studies and opinions in any way derived from any of the Confidential Information, forecasts, and other financial results, projections, records and budgets, and development; (b) all Data and information respecting the IDAH Property and the Exploration Program Area of Interest existing and in possession of either Party as of the Effective Data and all Data and information developed under the terms of this Agreement including, without limitation, data regarding the quality and extent of mineralization; photographs; documents; interpretations; plans; drawings; writings; papers; materials and all other things related thereto; (c) any third-party confidential information included with, or incorporated in, any information; and (d) all notes, analyses, compilations, reports, forecasts, studies, statistics, summaries, interpretations and other materials ("Notes") that contain, reflect or are derived from, in whole or in part, any of the foregoing. Except as required by Law, Confidential Information shall not include information that, at the time of disclosure: (i) is, or thereafter becomes, generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Agreement by either Party; (ii) is, or thereafter becomes, available to a Party on a non- confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information; (iii) was known by or in the possession of a Party or its Affiliates or their Personnel, as established by documentary evidence, prior to being disclosed; or (iv) was or is independently developed by a Party, as established by documentary evidence, without reference to or use of, in whole or in part, any of the Confidential Information.

"Control" used as a verb means, when used with respect to an entity, the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity through (i) the legal or beneficial ownership of voting securities or membership interests; (ii) the right to appoint managers, directors or corporate management; (iii) contract; (iv) operating agreement; (v) voting trust; or otherwise; and, when used with respect to a person, means the actual or legal ability to control the actions of another, through family relationship, agency, contract or otherwise; and Control used as a noun means an interest which gives the holder the ability to exercise any of the foregoing powers.

"Data" means (a) all records, information and data relating to title to the IDAH Property or environmental conditions at or pertaining to the IDAH Property, and (b) all maps, assays, surveys, technical reports, drill logs, samples, mine, mill, processing and smelter records, and metallurgical, geological, geophysical, geochemical, magnetic, electromagnetic, radiometric and engineering data, and interpretive reports derived therefrom, relating to the IDAH Property.

"Development" means all preparation for the removal and recovery of Products, including construction and installation of a mill or any other improvements to be used for the mining, handling, milling, processing, or other beneficiation of Products, and all related Environmental Compliance.

"Encumbrance" or "Encumbrances" means mortgages, deeds of trust, security interests, pledges, liens, net profits interests, royalties or overriding royalty interests, other payments out of production, or other burdens of any and every nature.

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"Environmental Compliance" means actions performed during or after Operations to comply with the requirements of all Environmental Laws or contractual commitments related to reclamation of the IDAH Property or other compliance with Environmental Laws.

"Environmental Laws" means Laws aimed at reclamation, remediation or restoration of the IDAH Property; abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage or control of hazardous materials and substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances as wastes into the environment, including without limitation, ambient air, surface water and groundwater; and all other Laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

"Environmental Liabilities" means any and all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, amounts paid in settlement, assessments, costs, disbursements, or expenses (including, without limitation, attorneys' fees and costs, experts' fees and costs, and consultants' fees and costs) of any kind or of any nature whatsoever that are asserted against either Party, by any person or entity other than the other Party, alleging liability (including, without limitation, liability for studies, testing or investigatory costs, cleanup costs, response costs, removal costs, remediation costs, containment costs, restoration costs, corrective action costs, closure costs, reclamation costs, natural resource damages, property damages, business losses, personal injuries, penalties or fines) arising out of, based on or resulting from (i) the presence, release, threatened release, discharge or emission into the environment of any hazardous materials or substances existing or arising on, beneath or above the IDAH Property and/or emanating or migrating and/or threatening to emanate or migrate from the IDAH Property to off-site properties; (ii) physical disturbance of the environment; or (iii) the violation or alleged violation of any Environmental Laws.

"Exploration" means all activities directed toward ascertaining or evaluating the existence, location, quantity, quality or commercial value of deposits of Products, including but not limited to additional drilling required after discovery of potentially commercial mineralization, and including related Environmental Compliance.

"Exploration Program Expenses" means all costs or fees, expenses, liabilities and charges paid or incurred by IDAH that relate to Exploration, including:

(a)               all costs and expenses incurred in conducting Exploration of the Exploration Program Area of Interest, including the active pursuit of required federal, state or local authorizations or permits, performance of required Environmental Compliance, protection or reclamation obligations, the building, maintenance and repair of roads, drill site preparation, drilling, tracking, sampling, trenching, digging test pits, shaft sinking, acquiring, diverting or transporting water necessary for exploration, logging of drill holes and drill core, completion and evaluation of geological, geophysical, geochemical or other exploration Data (as hereinafter defined) and preparation of interpretive reports, and surveying and laboratory costs and charges (including assays or metallurgical analyses and tests);

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(b)               costs of insurance obtained or in force to cover activities undertaken by or on IDAH's behalf for IDAH Property within the Exploration Program Area of Interest, for which Coeur should be listed as a co-insured party;

(c)               all salaries, wages, expenses and benefits of IDAH's employees or consultants engaged in operations directly relating to Exploration of the Exploration Program Area of Interest, including salaries and fringe benefits of those who are temporarily assigned to and directly employed on work relating to IDAH Property for the periods of time such employees are engaged in such activities and reasonable transportation expenses for all such employees to and from their regular place of work;

(d)               all costs incurred in connection with the preparation of prefeasibility or feasibility studies or other economic and technical analyses pertaining to the IDAH Property, whether carried out by IDAH or by third parties under contract with IDAH;

(e)               all taxes and assessments, other than income taxes, assessed or levied upon or against the IDAH Property or any improvements to the IDAH Property for which IDAH is responsible or for which IDAH reimburses Coeur;

(f)               all costs of material, equipment and supplies acquired, leased or hired, for use in conducting Exploration and related work; provided, however, that equipment owned and supplied by IDAH shall be chargeable at rates no greater than comparable market rental rates available in the area of the IDAH Property;

(g)               all costs and expenses of establishing and maintaining field offices, camps and housing facilities; and

(h)               all costs and expenses of acquiring and/or appropriating Target Properties;

(i)                all costs incurred by IDAH in examining and curing title to any part of the IDAH Property or in maintaining the IDAH Property, whether through the performance of assessment work, the payment of claim maintenance fees, or otherwise, in making required payments or performing other required obligations in satisfying surface use or damage obligations to landowners, or in conducting any analyses of the environmental conditions at the IDAH Property.

"Governmental Fees" means all location fees, mining claim rental fees, mining claim maintenance fees and similar fees or payments required by Law to locate and hold unpatented mining claims.

"Government Official" means any official, agent, or employee of the government, any political party or an official thereof, any candidate for political office, any official or employee of any public international organization, or any immediate relative (spouse, son, daughter, or parent) of any of the foregoing, including without limiting the generality of the foregoing any employee or official of any company which is majority-owned or controlled by the government, any employee or official of any company which is in the process of

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being privatized in whole or in part, and any person who is purporting to act in a private capacity, but who otherwise is a Government Official within the meaning of this definition.

"Law" or "Laws" means all applicable federal, state and local laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature, as the same may be amended from time to time.

"Liabilities" means any and all liabilities, regardless of whether such liabilities are based upon contract, warranty, tort (including negligence of any nature), strict liability or other legal theory, damages, losses, liabilities, obligations, costs and expenses of every kind, including, without limitation, reasonable attorneys'' fees (including legal expenses on a solicitor and client basis), expert witness fees, and other costs and expenses.

"Mining" means the mining, extracting, producing, beneficiating, handling, milling or other processing of Products.

"Operations" means the activities carried out pursuant to the Exploration Progra111 under this Agreement, including, but not limited to various Exploration activities, research, data compilations, geologic mapping, geochemical sa111pling, analysis, or other similar activities undertaken in furtherance of identifying, acquiring, and/or appropriating Target Property.

"Personnel" means any of the shareholders, directors, officers, employees, members, agents, contractors, subcontractors, advisors or representatives of a Party, and the respective successors and/or assigns of each.

"Product" or "Products" means all ores, minerals, and mineral resources from the IDAH Property located within the Exploration Program Area of Interest.

"Target Property" means such lands, whether existing unpatented mining claims, patented mining claims, fee lands, unappropriated federal lands that are open to mineral entry, the IDAH Property, or any other interest in real prope1iy, located within the Exploration Program Area of Interest, which IDAH has identified and proposed to Coeur, from time to time, pursuant to Section 8 of this Agreement.

2.                 General.   Coeur and IDAH hereby enter into this Agreement to effectuate an Exploration Progra111 for the Exploration of the Exploration Program Area of Interest. All of the rights and obligations of the Parties in connection with the Exploration Program Area of Interest and all Operations shall be subject to and governed by this Agreement. This Agreement hereby replaces, modifies, and supersedes any and all prior agreements between the Parties.

3.                  Purpose.   This Agreement shall serve as the exclusive means by which the Parties accomplish the following purposes:

3.1             Conduct Exploration within the Exploration Program Area of Interest;

3.2             Identify, select, acquire, and/or appropriate Target Property;

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3.3             Evaluate the possible Development and Mining of a Target Property pursuant to the terms of Section 8; and

3.4             Perform any other activity necessary, appropriate, or incidental to any of the foregoing.

4.                  Limitation.   Unless the Parties otherwise agree in writing, the Operations shall be limited to the purposes discussed in Section 3.

5.                  Exploration Term.   Unless sooner terminated by the Parties, the term of the Agreement shall expire three (3) years from the Effective Date, unless otherwise extended by the written agreement of the Parties (the "Exploration Term").

6.                  Exploration Program.

6.1             IDAH will be the operator of the Exploration Program (the "Operator") and will be responsible for the Operations and the direct execution and administration of the Exploration Program in accordance with this Agreement;

6.2             The Parties hereby agree that Coeur will fund the Exploration Program Expenses during the Exploration Term, subject to the following terms and conditions:

(a)            The Parties shall prepare a detailed estimate of all costs to be incurred and a schedule of cash advances to be made by Coeur with respect to the Exploration Program and Exploration Program Expenses in writing no later than January 1 of each year (the "Exploration Budget"). The Exploration Budget shall be subject to Coeur's prior written approval, in its sole discretion. The Exploration Budget for the calendar year ending December 31, 2014 is attached hereto as Exhibit C.

(b)            Any Exploration Program Expenses exceeding or in addition to the Exploration Budget shall be subject to Coeur's further prior written approval, in its sole discretion.

6.3             IDAH shall submit proposed Exploration Program subcontractors' information to Coeur for Coeur's written pre-approval at least ten (10) calendar days prior to engaging a subcontractor. Coeur's approval of such subcontractor(s) shall be in Coeur's reasonable discretion. Notwithstanding the foregoing, Coeur reserves the right to designate subcontractors for the Exploration Program, whether or not proposed by IDAH, in its sole and reasonable discretion.

7.                  Exploration Program Operator.

7.1             Duties.   The Operator shall:

(a)            Conduct the Operations in a good and workmanlike manner in accordance with applicable Laws and industry standards in identifying, acquiring, and/or appropriating Target Properties for potential Development and Mining within the Exploration Program Area of Interest;

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(b)            Submit a quarterly work program on January 1, April 1, July 1, and October 1 of each calendar year of the Exploration Term for Coeur's written approval, and in its sole discretion, which quarterly work program shall set forth all planned Operations for the next three calendar months in accordance with the Exploration Budget;

(c)            Pay any and all taxes, general special, ordinary, and extraordinary, that may be levied or assessed against the IDAH Property or Exploration Program Area of Interest that are the responsibility of IDAH under Law or contract before delinquency, and shall pay any and all Governmental Fees with respect to the IDAH Prope1iy or Exploration Program Area of Interest, complete all necessary assessment and other work, including but in no way limited to, any and all payment and bonding obligations, together with taking such other steps as may be required to record, file, and maintain mining claims and obtain and maintain in good standing any and all required permits under applicable Laws, together with preparing and filing, in a timely manner, any and all necessary reports concerning the permits and work thereon, as required by the applicable Government Authorities, providing copies to Coeur of evidence of all such payments, filings, records, permits, reports and correspondence regarding the foregoing;

(d)            Complete and satisfy (a) all Environmental Compliance obligations during the Exploration Term and (b) any obligations or responsibilities that are reasonably expected to continue or that may arise after Operations on a particular area of the IDAH Property have ceased or are suspended, such as future monitoring, stabilization, or Environmental Compliance, affecting the IDAH Prope1iy, unless the Parties enter into a subsequent agreement specifying otherwise;

(e)            Immediately inform Coeur of any release or threatened release that could affect required permits and/or result in actual, or potential, Environmental Liabilities;

(f)            Comply with all Laws, rules and regulations and all licenses, concessions, and other agreements of title under which the IDAH Property is held; and

(g)            Keep the IDAH Property free and clear from all Encumbrances other than those existing and disclosed to Coeur as of the Effective Date. IDAH shall immediately inform Coeur if it becomes aware of any occurrence or non-occurrence that may affect the title to, validity or good standing of any of the mineral rights comprising the IDAH Property.

7.2             Compensation.   As payment for IDAH's services as the Operator, Coeur shall pay to IDAH an annual Operator fee of ten percent (10%) of the actual Exploration Program Expenses incurred based on the Exploration Budget for each year (the "Operator Fee"). The Operator Fee shall be due and payable in monthly increments within thirty (30) days of the end of each month during the Term for the immediately preceding month.

8.                  Coeur's Earn-In Interest.   Within twenty (20) calendar days after identifying a Target Property for acquisition or appropriation (which may include the existing IDAH Property, or any portions thereof, as amended), IDAH shall provide Coeur with a written proposal to acquire and/or appropriate such Target Property for Exploration or Development thereof.

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Following receipt of IDAH's proposal, Coeur shall have sixty (60) calendar days to either accept (to "Select") or reject the proposal and must inform IDAH of such decision in writing.

8.1             Rejection of Proposal.   If Coeur rejects IDAH's proposal, pursuant to Section 8 hereinabove, then IDAH shall have the sole rights (an undivided 100%) to pursue acquisition and/or appropriation of such Target Property and a two-kilometer area of interest, extending outward from the outermost exterior boundaries of the Target Property, in all cardinal, intercardinal and secondary-intercardinal directions (an "IDAH Property AOI") shall be created. For the avoidance of doubt, in no event shall Coeur have any funding, administrative fee or other obligations with respect to a Target Property it has rejected, pursuant to Section 8 hereinabove, regardless of whether it is located within the Exploration Program Area of Interest.

8.1.1            During the Term of this Agreement, Coeur shall not acquire any interest in real property, its hereditaments and appurtenances, including, but not limited to, fee simple, surface or mineral estates, unpatented or patented lode claims, unpatented or patented mill sites, permits, licenses, leases, grants, easements, rights-of-way, minerals, mineral tenures, personal property, or rights or options to acquire any such interests within the IDAH Property AOI. If at any time Coeur, its Personnel or one of its Affiliates acquires, directly or indirectly, any such interest inside the IDAH Property AOI to which it does not hold a right to, Coeur shall, within thirty (30) days thereof, provide IDAH with notice of the acquisition and the relevant acquisition terms. IDAH shall have the irrevocable right, at its sole option, within thirty (30) days of receipt of Coeur's notice, to elect, by written notice to Coeur, to acquire the right or interest acquired. If IDAH so elects, its notice shall include payment to Coeur of the total cost of acquisition set forth in Coeur's notice.

8.2             Acceptance of Proposal.   If Coeur Selects a proposal for such Target Property, pursuant to Section 8 hereinabove, then the Parties shall execute an Earn-In Option Agreement in substantially the form attached hereto as Exhibit D (the "Earn-In Option Agreement") within thirty (30) calendar days of written acceptance of the proposal for such Target Property and a two-kilometer area of interest, extending outward from the outermost exterior boundaries of the Target Property, in all cardinal, intercardinal and secondary intercardinal directions (a "Coeur Property AOI") shall be created.

8.2.1            IDAH shall not acquire any interest in real property, its hereditaments and appurtenances, including, but not limited to, fee simple, surface or mineral estates, unpatented or patented lode claims, unpatented or patented mill sites, permits, licenses, leases, grants, easements, rights-of-way, minerals, mineral tenures, personal property, or rights or options to acquire any such interests within the Coeur Property AOI. If at any time IDAH, its Personnel or one of its Affiliates acquires, directly or indirectly, any such interest inside the Coeur Property AOI to which it does not hold a right to, IDAH shall, within thirty (30) days thereof, provide Coeur with notice of the acquisition and the relevant acquisition terms. Coeur shall have the irrevocable right, at its sole option, within thirty (30) days of receipt of IDAH's notice, to elect, by written notice to IDAH, to acquire the right or interest acquired. If Coeur so elects, its notice shall include payment to IDAH of the total cost of acquisition set forth in IDAH's notice.

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8.3             Conflicts.   For the avoidance of doubt, in the event that any IDAH Property AOI overlaps with any Coeur Property AOI, the Coeur Property AOI shall prevail to the extent of any overlapping portion thereof.

9.                  Insurance.   Without limiting any other obligation or liability of IDAH under this Agreement, IDAH shall, at its own expense, procure and maintain in full force and effect at all times during the Exploration Term insurance coverage underwritten by a reputable insurer having an A.M. Best Company rating of at least A-/VII and on terms and conditions consistent with prudent risk management practice and in no event less than those specified in this Section 9.

TYPE	MINIMUM COVER/EACH CLAIM/MISC.
Comprehensive General Liability	$1.0 million per occurrence and $2.0 million annual aggregate
Workers' Compensation	Per laws of states affected by the Agreement
Employer's Liability	$100,000 per occurrence for bodily injury; $100,000 per occurrence for bodily injury by disease; and $500,000 annual aggregate for bodily injury and disease
Automobile Liability, for owned, non-owned, hired and all other vehicles used by IDAH	$1 million per occurrence and annual aggregate

9.1             Maintenance.   IDAH will provide to Coeur a certificate of insurance as evidence of the insurance required pursuant to Section 9 upon the execution of this Agreement and each anniversary thereafter. All insurance arranged by IDAH pursuant to the terms of this Agreement shall not be varied to the detriment of Coeur, cancelled, or allowed to lapse unless thirty (30) days' notice of the intention to so vary, cancel, or lapse has been given to Coeur. The insurance maintained by IDAH pursuant to the terms of this Agreement will, unless prohibited by law, be endorsed to: (i) except in the case of Workers' Compensation, include Coeur and its Affiliates, together with their Personnel, as additional insureds, which shall be reflected in both the certificate of insurance and a separate endorsement; (ii) provide that IDAH's insurance coverage is primary to similar insurance, if any, that may be carried by Coeur or its Affiliates; and (iii) waive all express or implied rights of subrogation against Coeur and its Affiliates, together with their Personnel, which waiver shall be set forth in both the certificate of insurance and a separate endorsement.

9.2             Subcontractor Insurance.   If IDAH engages any subcontract to satisfy its obligations under this Agreement, IDAH will ensure that the subcontractor carries and maintains insurance in form and amounts consistent with this Agreement and any additional professional liability coverage that is required in the ordinary course of the subcontractors business, including without limitation an endorsement that lists Coeur, its Affiliates, and Personnel as additional insureds. Copies of the subcontractor's certificate of insurance and policy endorsements will be provided to Coeur prior to the subcontractor undertaking any such obligations.

10.              Indemnification.   IDAH shall indemnify, defend and hold harmless Coeur, its Affiliates, together with their respective Personnel, from and against any and all Liabilities,

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arising out of, resulting from, or in connection with: (i) IDAH's use and occupancy of the IDAH Property or Exploration Program Area of Interest or the Operations conducted thereon, (ii) any negligent act or omission by IDAH or its Affiliates, together with their Personnel, (iii) any breach or default by IDAH in the performance or observance of its covenants or obligations under this Agreement, (iv) the personal or bodily injury or death of any person, including without limitation any third party, caused by IDAH, its Affiliates or Personnel, (v) damage to or loss of prope1iy caused by IDAH, its Affiliates or Personnel, or (vi) any Environmental Liabilities currently existing on the IDAH Property or caused by IDAH, its Affiliates or Personnel on the IDAH Property or Exploration Program Area of Interest, except to the extent caused by the gross negligence or willful misconduct of Coeur. Coeur shall indemnify, defend and hold harmless IDAH, its Affiliates, together with their respective Personnel, from and against all Liabilities suffered by or claimed against IDAH, directly based on, arising out of or resulting from any material breach by Coeur in the performance or observance of its covenants or obligations under this Agreement except to the extent caused by the negligent act, error or omission of IDAH.

10.1          Notice.   If an indemnified Party receives notice of any event which triggers or may trigger any indemnity obligations under this Agreement, the indemnified Party shall give the indemnifying Party prompt notice of such event; provided, however, that a failure to give such notice shall not constitute a waiver of any of the indemnity obligations under this Agreement.

10.2          Defense.   At the request of any indemnified Party, the indemnifying Party shall defend the indemnified Party against any Liabilities for which the indemnifying Party is required to indemnify and hold harmless the indemnified Parties pursuant to the indemnity provisions set forth in this Agreement. Subject to the indemnified Party's approval, which shall not be unreasonably withheld, the indemnifying Party shall retain legal counsel for the purpose of defending any indemnified Party in such suit or action. The indemnified Party shall have the right to retain legal counsel at its expense to participate in the defense of any such suit or action. No such suit or action shall be settled, discontinued, nor shall judgment be permitted to be entered without the written consent of the indemnified Party, which consent shall not be unreasonably withheld.

11.              Inspection.   Coeur or its authorized representative may enter on the IDAH Property or Exploration Program Area of Interest at any reasonable time for the purpose of inspection.

12.              Books and Records.   During the Exploration Term and for a period of three (3) years following the termination of this Agreement, IDAH shall maintain complete and accurate books and records with respect to the IDAH Property, Exploration Program Area of Interest, Operations and the invoices submitted to Coeur for payment under this Agreement. Coeur may, at any reasonable time, audit such books and records of IDAH relating to the IDAH Prope1iy, Exploration Program Area of Interest, Operations and invoices submitted to Coeur. Such audits shall not be performed more often than annually and shall not be performed in a manner that substantially impedes IDAH's business.

13.              Representations and Warranties.

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13.1          Representations and Warranties of IDAH.   IDAH represents and warrants to Coeur as of the Effective Date:

(a)            IDAH is an Idaho corporation duly incorporated, validly existing, and in good standing under the Laws of the State of Idaho.

(b)            IDAH has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of IDAH, enforceable in accordance with its terms and conditions.

(c)            IDAH has no liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

(d)            This Agreement and the transactions contemplated by this Agreement do not result in (1) a violation of IDAH's governance documents, (2) a material violation of any statute, rule or regulation of United States federal or state law applicable to IDAH, (3) a violation of any judgment or order applicable to IDAH, or (4) a breach or default by IDAH under any contractual obligation applicable to it.

(e)            Subject to the paramount title of the U.S. Government in and to unpatented claims, IDAH warrants and will defend title to the IDAH Property against all persons whomsoever.

(f)            IDAH is in exclusive possession of and owns or controls the IDAH Property free and clear of all Encumbrances (except liens for ad valorem property taxes and federal claim maintenance fees) or defects in title.

(g)            No person, partnership, company, agency or entity, other than the IDAH, holds any right, title, royalty, interest, right of first refusal, back-in right, purchase option, joint development option or other analogous right, interest or benefit with respect to the IDAH Property.

(h)            With respect to unpatented claims, which comprise portions of the IDAH Property and subject to the paramount title of the U.S. Government: (i) the unpatented claims were properly laid out and monumental; (ii) all required locations and validation work was properly performed; (iii) certificates of location and claim maps were properly drafted and were duly and timely recorded and filed with appropriate governmental entities; (iv) all Governmental Fees have been paid for the assessment year ending August 31, 2014; (v) all affidavits of payment of Governmental Fees or affidavits and notices of intent to hold and other filings required to maintain such unpatented claims in good standing have been properly drafted and have been duly and timely recorded or filed with the appropriate governmental entities; (vi) IDAH has not received any notification of any unresolved violation or noncompliance with location and maintenance requirements for such unpatented claims; and (vii) IDAH has no knowledge of conflicting claims.

(i)             There have been no past violations by it or, to IDAH's knowledge, by any of its predecessors in title of any Environmental Laws or other Law affecting or pertaining to the IDAH Property, nor any past creation of damage or threatened damage to the air,

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soil, surface waters, groundwater, flora, fauna, or other natural resources on, about or in the general vicinity of the IDAH Property ("Environmental Damage").

(j)             IDAH has not received inquiry from or notice of a pending investigation from any governmental agency or of any administrative or judicial proceeding concerning the violation of any Law.

(k)            To IDAH's knowledge, the IDAH Property has not been studied or proposed for study by the Enviro11111ental Protection Agency and/or any state regulatory agency.

(l)              The IDAH Property has not been included or, to IDAH's knowledge, proposed for inclusion on the National Priorities List (40 C.F.R. Section 300).

13.2          Representations and Warranties of Coeur.   Coeur represents and warrants to IDAH as of the Effective Date:

(a)            Coeur is an Idaho corporation duly incorporated, validly existing, and in good standing under the applicable laws of the State of Idaho.

(b)            Coeur has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Coeur, enforceable in accordance with its terms and conditions.

(c)            Coeur has no liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

(d)            This Agreement and the transactions contemplated by this Agreement do not result in (1) a violation of Coeur's governance documents, (2) a material violation of any statute, rule or regulation of United States federal or state law applicable to Coeur, (3) a violation of any judgment or order applicable to Coeur, or (4) a breach or default by Coeur under any material contractual obligation applicable to it.

13.3          No Improper Payments.   Neither Party nor any person acting on behalf of any Party has made or committed to make nor shall they make or commit to make any payment of money or any gift of anything of value, directly or indirectly, to any Government Official for the purpose of securing or inducing the act, decision, influence, or omission of such Government Official to obtain, retain, or direct business or to secure any improper advantage for any person in connection with this Agreement. The prohibition on indirect payments or commitments includes any situation where the person making the payment knows, believes, or is aware of the high probability that the person receiving the payment will pass the payment through, in whole or in part, to a Government Official in the circumstances set forth above.

13.4          No Employment of Government Officials.   Each Party represents and warrants that none of its officers, directors, shareholders, or employees is a Gover11111ent Official.

EXPLORATION PROGRAM AGREEMENT – 12

13.5         Survival.   The representations and warranties set forth herein are conditions on which the Parties have relied in entering into this Agreement and will survive execution and delivery of this Agreement and any termination or expiration hereof.

14.              Title to After-Acquired and Additional Interests.   This Agreement applies and extends to any further or additional right, title, interest or estate heretofore or hereafter acquired by either Party within the Exploration Program Area of Interest or any part thereof (except for any Target Property that has been rejected in writing by Coeur). In the event either Party acquires such right, title, interest, or estate in or to any of the above, it will formally submit the same to the other Party in an appropriate writing to the effect that the terms and conditions provided in the Agreement shall apply and govern such interest.

15.              Notices.   All notices, requests, demands, waivers, payments and other required or permitted communications ("Notices") to either Party shall be in writing, and shall be addressed respectively as follows:

If intended for Coeur, to:

Coeur Explorations, Inc.
104 South Michigan Avenue, Suite 900
Chicago, Illinois 60603
Attention: Hans Rasmussen

With copies to (which shall not constitute notice):

Coeur Mining, Inc. Attn: General Counsel
104 South Michigan Avenue, Suite 900
Chicago, Illinois 60603

Coeur Mining, Inc. Attn: Land Manager
104 South Michigan Avenue, Suite 900
Chicago, Illinois 60603

If intended for IDAH, to:

Idaho North Resources Corp.
1220 Big Creek Road
Kellogg, Idaho 83837
Attention: Mark A. Fralich

All Notices shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by addressee if sent by overnight or other express nationally recognized courier service (receipt requested); (c) on the date sent by facsimile or e mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the receiving Party, and on the next business day if sent after normal business hours

EXPLORATION PROGRAM AGREEMENT – 13

of the receiving Party; or (d) on the third business day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Either Party may change its address by Notice to the other Party.

16.              Termination.   If either Patty fails to comply with the provisions of this Agreement, and if such defaulting Party does not initiate and diligently pursue steps to correct the default within thirty (30) days after notice has been given to it by the non-defaulting Party specifying with particularity the nature of the default, then upon the expiration of the thirty (30) day period, the non-defaulting Patty may terminate this Agreement in its sole discretion by written notice to the defaulting Party.

16.1          Termination by Coeur.   Coeur may at any time terminate this Agreement, by giving sixty (60) days advance written notice to IDAH.

17.              Other Business Opportunities.   This Agreement is, and the rights and obligations of the Patties are, strictly limited to the matters set forth herein. The Parties shall have the free and unrestricted right to independently engage in and receive the full benefits of any and all business ventures of any sort whatever, whether or not competitive with the matters contemplated hereby without consulting the other or inviting or allowing the other to participate therein.

18.              Confidentiality.   The Receiving Patty acknowledges and agrees that it may gain access to or become familiar with the Disclosing Party's Confidential Information. Except as required by Law, or otherwise as mutually agreed to in writing by the Parties, the Receiving Party shall: (i) protect and safeguard the confidentiality of the Disclosing Party's Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; (ii) not use the Disclosing Party's Confidential Information, or permit it to be accessed or used, for any purpose other than to perform its obligations under this Agreement; (iii) not disclose any such Confidential Information to any person or entity, except to the Receiving Party's Representatives who (a) need to know the Confidential Information to assist the Receiving Party, or act on its behalf, in exercising its rights or performing its obligations under this Agreement; (b) are informed by the Receiving Party of the confidential nature of the Confidential Information; and (c) are subject to confidentiality duties or obligations to the Receiving Party that are no less restrictive than the tem1s and conditions of this Agreement; (iv) promptly notify the Disclosing Party of any unauthorized disclosure of Confidential Information or other breaches of this Agreement by the Receiving Patty or its Representatives of which the Receiving Patty has knowledge; (v) fully cooperate with the Disclosing Party in any effort undertaken by the Disclosing Party to enforce its rights related to any such unauthorized disclosure; and (vi) be responsible for any breach of this Article caused by any of its Representatives, affiliates or third parties.

18.1          Required Disclosure.   Any disclosure by the Receiving Party or its Representatives of any of the Disclosing Patty's Confidential Information pursuant to L aw or valid court order issued by a court or governmental agency of competent jurisdiction (a "Legal Order") shall be subject to the terms of this Article. Prior to making any such disclosure, the Receiving Party shall provide the Disclosing Patty with: (i) prompt written notice of such

EXPLORATION PROGRAM AGREEMENT – 14

requirement so that the Disclosing Party may seek a protective order or other remedy; and (ii) reasonable assistance in opposing such disclosure or seeking a protective order or other limitations on disclosure. If, after providing such notice and assistance as required herein, the Receiving Party remains subject to a Legal Order to disclose any Confidential Information, the Receiving Party shall disclose no more than that portion of the Confidential Information which such Legal Order specifically requires the Receiving Party to disclose and shall use commercially reasonable efforts to obtain assurances from the applicable court or agency that such Confidential Information will be afforded confidential treatment. To the extent permitted under Law, the Receiving Party shall provide the Disclosing Party with a copy of any written disclosure made by the Receiving Party as soon as practicable thereafter.

18.2          Ownership and Return or Destruction of Confidential Information.   Subject to Section 19, the Receiving Party acknowledges and agrees that any and all Confidential Information disclosed by the Disclosing Party under this Agreement, is and shall remain the exclusive property of the Disclosing Party. At any time during or after the Exploration Term of this Agreement, at the Disclosing Party's request, the Receiving Party and its Representatives shall promptly return to the Disclosing Party all originals and copies, whether in written, electronic or other form or media, of the Disclosing Party's Confidential Information, or destroy all such copies and certify in writing to the Disclosing Party that such Confidential Information has been destroyed. In addition, the Receiving Party shall also destroy all copies of any Notes created by the Receiving Party or its Representatives and certify in writing to the Disclosing Party that such copies have been destroyed. Notwithstanding the return or destruction of the Information, Receiving Party and its Representatives will continue to be bound by the obligations under this Section 18. Notwithstanding the foregoing, the Receiving Party may retain any copies of Confidential Information, regardless of whether such copies are in original form: (a) included in any materials that document a decision not to proceed with a transaction with the Disclosing Party, or otherwise to cease discussions or negotiations with the Disclosing Party; (b) as may be required to comply with any applicable federal, state or local law, regulation or regulatory authority to which the Receiving Party is subject; or (c) that are maintained as archive copies on the Receiving Party's disaster recovery and/or information technology backup systems. Such copies will be destroyed upon the normal expiration of the Receiving Party's backup files. The Receiving Party shall continue to be bound by the terms and conditions of this Agreement with respect to any such Confidential Information retained in accordance with this Section 18.

19.              Information.   Each Party, subject to the confidentiality provisions of Section 18, will have free access to geological Data, assays, plans, etc. acquired during the Exploration Term, and shall be entitled to receive, upon request, copies of the Data and results.

20.              Public Announcements.   Prior to making or issuing any press release or other public announcement or disclosure regarding the IDAH Property, Exploration Program Area of Interest, this Agreement or the Exploration Program, IDAH shall first consult with Coeur as to the content and timing of such announcement or disclosure, unless in the good faith judgment of IDAH, there is not sufficient time to consult with Coeur before such announcement or disclosure must be made under applicable Laws; but in such event, IDAH shall notify Coeur, as soon as possible, of the pendency of such announcement or disclosure, and it shall notify Coeur before such announcement or disclosure is made if at all reasonably possible.

EXPLORATION PROGRAM AGREEMENT – 15

21.              Assignability; Successors and Assigns.   Neither Party shall have the right to assign its interest in the Agreement without the prior written consent of the non-assigning party, provided that, Coeur may assign its rights, interests and obligations to an Affiliate. Any assignment of this Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Parties.

22.              Headings.   The subject headings of the Sections and Subsections of this Agreement and the Paragraphs and Subparagraphs of the Exhibits to this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

23.              Waiver.   The failure of either Party to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit such Party's right thereafter to enforce any provision or exercise any right.

24.               Modification.   No modification of this Agreement shall be valid unless made in writing and duly executed by both Parties.

25.              Severability.   If one of the provisions herein is declared null or invalid for execution, for any reason, such invalidity shall not affect the validity of the Agreement unless the provision in question is not separable.

26.              Further Assurances.   Each of the Parties shall take, from time to time and without additional consideration, such further actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement or as may be reasonably required by lenders in connection with Project Financing.

27.              Entire Agreement.   This Agreement and all Exhibits referenced herein and incorporated by any such reference contains the entire understanding of the Parties and supersedes all prior agreements and understandings between the Parties relating to the subject matter hereof.

28.               No Third-Party Rights.   Nothing in this Agreement is intended, nor shall be construed, to confer upon any person other than the Parties any right or remedy under or by reason of this Agreement.

29.               Counterparts.  This Agreement may be executed in any number of counterparts, and it shall not be necessary that the signatures of both Parties be contained on any counterpart. Each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument.

30.               Governing Law.   This Agreement shall be governed by, and construed in accordance, with the laws of the State of Nevada as though made and to be fully performed in that State without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Nevada.EACH PARTY IRREVOCABLY AND

EXPLORATION PROGRAM AGREEMENT – 16

UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS ATTACHED TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

31.              Recordation.   Contemporaneously herewith, the Parties shall execute and deliver a Memorandum of Exploration Program Agreement (the "Memorandum") in substantially the form attached hereto as Exhibit E, which shall be promptly recorded by Coeur in the County Recorder's Office of Nye County, Nevada, or any other office determined, in the sole discretion of Coeur, as necessary. The execution and recording of the Memorandum shall not limit, increase or in any manner affect the terms of this Agreement, or any rights, interests or obligations of the Parties. In Coeur's discretion, this Agreement may be recorded by Coeur, but not by IDAH, in lieu of the Memorandum.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

EXPLORATION PROGRAM AGREEMENT – 17

IN WITNESS WHEREOF, this Exploration Program Agreement is executed by Coeur and IDAH as of the date of the acknowledgment of their respective signature, hereinbelow, but shall be effective as of the Effective Date written hereinabove.

COEUR EXPLORATIONS, INC.

By:	HANS RASMUSSEN
Name:	Hans Rasmussen
Title:	Vice President

Illinois Short Form Corporate Acknowledgment

STATE OF ILLINOIS   )
SS.
COUNTY OF COOK    )

The foregoing instrument was acknowledged before me this 30th day of September 2014 by Hans Rasmussen, as Vice President of Coeur Explorations, Inc., an Idaho corporation, on behalf of the corporation.

WITNESS my hand and seal, this 30th day of September 2014.

[SEAL]	MICHELLE BIERMAN
NOTARY PUBLIC:
Serial Number, if any:

My Commission Expires: 1-9-2018 in and for the County of Cook State of Illinois

765 ILCS 30/7

EXPLORATION PROGRAM AGREEMENT - SIGNATURE PAGE

IDAHO NORTH RESOURCES CORPORATION

By:	ERIK PANKE
Name:	Erik Panke
Title:	CFO

STATE OF IDAHO                                   )
)ss.
COUNTY OF SHOSHONE           )

On this 1st day of October, in the year 2014, before me, personally appeared Erik Panke, known or identified to me to be the Chief Financial Officer, of the corporation that executed the instrument or the person who executed the instrument on behalf of said corporation, and acknowledged to me that such corporation executed the same.

WITNESS my hand and official seal.

[SEAL]	CAROL D. BERSLIEN
NOTARY PUBLIC:
Printed Name: Carol Bergslien
My Commission expires: 7-18-2018

EXPLORATION PROGRAM AGREEMENT - SIGNATURE PAGE

EXHIBIT A

EXPLORATION PROGRAM AREA OF INTEREST

Tonopah Exploration Program Area
Tonopah Mining District
Tonopah
Gold: 1,900,000 ozs.
Silver: 174,000,000 ozs.
Three Hills Deposit
Gold: 133,800 ozs.
Hill of Gold Deposit
Gold: 42,350 ozs.
Divide Deposit
Gold: 132,000 ozs.
Silver: 3,275,000 ozs.
DN Claims
Hasbrouck Deposit
Gold: 1,200,000 ozs.
Silver: 30,000,000 ozs.
GS Claims
TH Claims
Divide Mining District
KN Claims
KLN Claims
Klondike Mining District
RALSTON VALLEY
MUD LAKE
ALKALI LAKE
Tonopah Exploration Program Area

EXHIBIT A

EXHIBIT B

IDAH PROPERTY

List of Unpatented Mining Claims Controlled by IDAH

Esmeralda County, Nevada

Claim	Name	BLM(NMC) Serial No	Date of Location

DN	1	1058054	9/1/11
DN	2	1058055	9/1/11
DN	3	1058056	9/1/11
DN	4	1058057	9/1111
DN	5	1058058	9/1/11
DN	6	1058059	9/1/11
GS	1	1058062	9/1/11
GS	3	1058063	9/1/11
TH-	1	1058060	9/1/11
TH-	2	1058061	9/1/11
KN	1	1104351	9/2/14
KN	2	1104352	9/2/14
KN	3	1104353	9/2/14
KN	4	1104354	9/2/14
KN	5	1104355	9/2/14
KN	6	1104356	9/2/14
KN	14	1104357	9/2/14
KN	15	1104358	9/2/14
KN	16	1104359	9/2/14
KN	25	1104360	9/2/14
KN	41	1104361	9/2114
KN	59	1104362	9/2/14
KN	100	1066359	11/16/11
KN	101	1066360	11116/11
KN	102	1066361	11/16/11
KN	103	1066362	11/16111
KN	104	1066363	11/16/11
KN	105	1066364	11/16/11
KN	106	1066365	11/16/11

EXHIBIT B

KN	107	1066366	11/16/11
KN	108	1066367	11/16/11
KN	109	1066368	11/16/11
KN	147	1066369	11/16/11
KN	148	1066370	11/16/11
KN	149	1066371	11/16/11
KN	150	1066372	11/16/11
KN	151	1066373	11/16/11
KN	152	1066374	11/16/11
KN	153	1066375	11/16/11
KN	154	1066376	11/16/11
KN	155	1066377	11/16/11
KN	156	1066378	11/16/11
KN	157	1066379	11/16/11
KN	158	1066380	11/16/11
KN	159	1066381	11/16/11
KN	160	1066382	11/16/11
KN	161	1066383	11/16/11
KN	162	1066384	11/16/11
KLN	1	1103345	5/2/14
KLN	2	1103346	5/2/14
KLN	3	1103347	5/2/14
KLN	4	1103348	5/2/14
KLN	5	1103349	5/2/14
KLN	6	1103350	5/2/14
KLN	7	1103351	5/2/14
KLN	8	1103352	5/2/14
KLN	9	1103353	5/2/14
KLN	10	1103354	5/2/14
KLN	11	1103355	5/2/14
KLN	12	1103356	5/2/14
KLN	13	1103357	5/2/14
KLN	14	1103358	5/2/14
KLN	15	1103359	5/2/14
KLN	16	1103360	5/2/14
KLN	17	1103361	5/2/14
KLN	18	1103362	5/2/14
KLN	19	1103363	5/2/14

EXHIBIT B

KLN	20	1103364	5/2/14
KLN	21	1103365	5/2/14
KLN	22	1103366	5/2/14
KLN	23	1103367	5/2/14
KLN	24	1103368	5/2/14
KLN	25	1103369	5/2/14
KLN	26	1103370	5/2/14
KLN	27	1103371	5/2/14
KLN	28	1103372	5/2/14
KLN	29	1103373	5/2/14
KLN	30	1103374	5/2/14
KLN	31	1103375	5/2/14
KLN	32	1103376	5/2/14
KLN	33	1103377	5/2/14
KLN	34	1103378	5/2/14
KLN	35	1103379	5/2/14
KLN	36	1103380	5/2/14
KLN	37	1103381	5/3/14
KLN	38	1103382	5/3/14
KLN	39	1103383	5/3/14
KLN	40	1103384	5/3/14
KLN	41	1103385	5/3/14
KLN	42	1103386	5/3/14
KLN	43	1103387	5/3/14
KLN	44	1103388	5/3/14
KLN	45	1103389	5/3/14
KLN	46	1103390	5/3/14
KLN	47	1103391	5/3/14
KLN	48	1103392	5/3/14
KLN	49	1103393	5/3/14
KLN	50	1103394	5/3/14
KLN	51	1103395	5/3/14
KLN	52	1103396	5/3/14
KLN	53	1103397	5/3/14
KLN	54	1103398	5/3/14
KLN	55	1103399	5/3/14
KLN	56	1103400	5/3/14
KLN	57	1103401	5/3/14

EXHIBIT B

KLN	58	1103402	5/3/14
KLN	59	1103403	5/2/14
KLN	60	1103404	5/2/14
KLN	61	1103405	5/2/14

EXHIBIT B

EXHIBIT C

2014 EXPLORATION BUDGET

The budget shall be presented by IDAH and approved by Coeur on a quarterly basis prior to any expenditures made thereunder.

EXHIBIT C

EXHIBIT D

FORM OF EARN-IN OPTION AGREEMENT

EXHIBIT D

EXHIBIT E

SHORT FORM MEMORANDUM OF EXPLORATION PROGRAM AGREEMENT

EXHIBIT E